As filed pursuant to Rule 424(b)(7)
Registration Statement No. 333-196716

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Class A Common Stock, par value $0.01 per share	106,931 shares	$50.49	$5,398,946.19	$628

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, and based on the average of the high and low sales price of a share of the Registrant’s common stock, as reported by the New York Stock Exchange, on November 17, 2014.

Prospectus Supplement to Prospectus dated June 12, 2014.

106,931 Shares

Evercore Partners Inc.

Class A Common Stock

This prospectus supplement relates to resales of shares of Class A common stock of Evercore Partners Inc. by one or more stockholders who acquire shares of Class A common stock upon exchange of limited partnership interests in Evercore LP, a wholly owned subsidiary of the issuer. These partnership interests were acquired by the selling stockholders in connection with Evercore’s acquisition of the approximately 40% interest in its Institutional Equities business that it did not previously own.

The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer and sell the shares from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods. This prospectus supplement and the accompanying prospectus, including the “Plan of Distribution” section of the accompanying prospectus, describe the general manner in which the shares of Class A common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which shares of Class A common stock may be offered and sold will be described in a further prospectus supplement.

We will not receive any proceeds from the sale of these shares by the selling stockholders.

The shares of Class A common stock are listed on the New York Stock Exchange under the symbol “EVR.”

Investing in our securities involves risk. See “Risk Factors” on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 20, 2014.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Class A common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Class A common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

In this prospectus supplement, references to “Evercore,” the “Company,” “we,” “us” and “our” refer to Evercore Partners Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Partners Inc.” refer solely to Evercore Partners Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries.

EVERCORE PARTNERS

Evercore is one of the leading independent investment banking advisory firms in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised since 2000. When we use the term independent investment banking advisory firm, we mean an investment banking firm that directly, or through its affiliates, does not engage in commercial banking or significant proprietary trading activities. We were founded on the belief that there is an opportunity within the investment banking industry for a firm free of the potential conflicts of interest created within large, multi-product financial institutions. We also believed that the broad set of relationships of an independent advisory business would provide the foundation for a differentiated investment management platform. We believe that maintaining standards of excellence and integrity in our core businesses demands a spirit of cooperation and hands-on participation more commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism and integrity.

We operate globally through two business segments:

•	Investment Banking; and

•	Investment Management.

Our Investment Banking segment includes our Advisory services, through which we provide advice to clients on significant mergers, acquisitions, divestitures and other strategic corporate transactions, with a particular focus on advising prominent multinational corporations and substantial private equity firms on large, complex transactions. We also provide restructuring advice to companies in financial transition, as well as to creditors, shareholders and potential acquirers. In addition, we provide our clients with capital markets advice relating to both debt and equity securities, underwrite securities offerings and raise funds for financial sponsors. Our Investment Banking segment also includes our Institutional Equities services through which we offer equity research and agency-only equity securities trading for institutional investors.

Our Investment Management segment focuses on Institutional Asset Management, through which we manage financial assets for sophisticated institutional investors and provide independent fiduciary services to corporate employee benefit plans; Wealth Management, through which we provide wealth management services for high net-worth individuals; and Private Equity, through which we manage private equity funds. Each of these businesses is led by senior investment professionals with extensive experience in their respective fields.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and, based on various underlying assumptions and expectations, are subject to known and unknown risks, uncertainties and assumptions and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in our subsequently filed Quarterly Reports on Form 10-Q (which are incorporated by reference in the accompanying prospectus), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC and in each subsequently filed Quarterly Report on Form 10-Q (which are incorporated by reference in the accompanying prospectus), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities.

SELLING STOCKHOLDERS

The selling stockholders have acquired or will acquire the shares of Class A common stock covered by this prospectus supplement from time to time upon exchange of partnership interests of Evercore LP. The selling stockholders are the former owners of an approximately 40% interest in Evercore’s Institutional Equities business. On October 31, 2014, upon the closing of Evercore’s acquisition of this interest, the selling stockholders received partnership interests in Evercore LP including Class E units that are exchangeable on a one-for-one basis into shares of Class A common stock, subject to vesting, forfeiture and other conditions, restrictions and limitations. The conditions, restrictions and limitations on the exchange of Class E units for shares of Class A common stock are described in Evercore LP’s limited partnership agreement and Evercore Partners Inc.’s certificate of incorporation, which are incorporated by reference into the registration statement of which this prospectus supplement is part. In addition, certain selling stockholders have agreed with Evercore to exchange other partnership interests for shares of Class A common stock.

The following table sets forth the number and percentage of shares of Class A common stock beneficially owned (as defined under SEC rules) as of the date hereof by the selling stockholders, including shares that the selling stockholders have the right to acquire within 60 days hereof. The only shares beneficially owned by the selling stockholders on the date hereof are those that will be delivered to certain selling stockholders on November 21, 2014 upon exchange of partnership interests and those issuable upon future exchanges of the 40% of Class E units that were immediately exchangeable as of the closing date of Evercore’s acquisition of the interest in the Institutional Equities business.

The aggregate number of shares of Class A common stock beneficially owned by the selling stockholders as a group on the date hereof is less than one percent of all of our common stock issued and outstanding. Accordingly, pursuant to guidance by the SEC staff, the information in the following table is presented on a group basis as to these selling stockholders. The selling stockholders are currently non-executive employees of Evercore.

	Shares Beneficially Owned
Name of Selling Stockholder	Number	Percentage
All selling stockholders, as a group	106,931	*

*	Less than 1%. Percentage of beneficial ownership is based upon (1) 35,981,055 shares of our Class A common stock issued and outstanding and (2) 4,553,041 votes associated with Class B common stock and Evercore LP Class A limited partnership units outstanding, excluding general partnership units held by Evercore Partners Inc., in each case as of October 30, 2014.

For purposes of this prospectus supplement, selling stockholders include pledgees, donees, transferees or other successors in interest from time to time selling shares received from a selling stockholder. We will pay the expenses incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales.

The selling stockholders may offer and sell the shares from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods. This prospectus supplement and the accompanying prospectus, including the “Plan of Distribution” section of the accompanying prospectus, describe the general manner in which the shares of Class A common stock may be offered and sold by the selling stockholders. If necessary, the specific manner in which any particular shares of Class A common stock are offered and sold will be described in a further prospectus supplement, together with any required information on the specific selling stockholder or stockholders.

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